Exhibit 3.6

CERTIFICATE OF INCORPORATION

OF

ACCREDITED ACCEPTANCE CORP.

ARTICLE I.

The name of this corporation is ACCREDITED ACCEPTANCE CORP. (the “Company”).

ARTICLE II.

The address of the Company’s registered office in the State of Delaware is as follows:

Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

The registered agent at the foregoing address is Corporation Trust Company, located in New Castle County.

ARTICLE III.

The total number of shares which this Company is authorized to issue is ten thousand (10,000), all of which are of a par value of One Cent ($0.01) per share. All of said shares are of one class and are designated as common stock.

No holder of any of the shares of any class of the Company shall be entitled as a right to subscribe for, purchase or otherwise acquire any shares of any class of the Company which the Company proposes to issue, or any rights to options which the Company proposes to grant for the purchase of shares of any class of the Company or for the purchase of any shares, bonds, securities, or obligations of the Company which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase or otherwise acquire shares of any class of the Company; and any and all of such shares, bonds, securities or obligations of the Company, whether now or hereafter authorized or created, may be issued or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations for such lawful consideration and on such terms as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

The capital stock of the Company, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Company and no stock issued as fully paid up may ever be assessed, and the Certificate of Incorporation cannot be amended in this respect.

ARTICLE IV.

(a) The governing board of the Company shall be styled as a “Board of Directors”, and any member of said Board shall be styled as a “Director” except as provided by statute.

(b) The number of members constituting the first Board of Directors of the Company is three; and the name and post office box or street address, either residence or business, of each of said members is as follows:

NAME	ADDRESS
James A. Konrath, Director	15253 Avenue of Science, Building 1 San Diego, California 92128

David E. Hertzel, Director	15253 Avenue of Science, Building 1 San Diego, California 92128

Bernard J. Angelo, Independent Director	445 Broad Hollow Road, Suite 239 Melville, NY 11747

(c) The number of directors of the Company may be increased or decreased in the manner provided in the By-laws of the Company, provided, that the number of directors shall never be less than one. The Company shall at all times have at least one independent director (an “Independent Director”).

Such Independent Director shall be an individual who is not, and never was (1) a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by the director, in such person’s capacity as director as required by this Article IV, or as a director of any other special-purpose corporation formed by Accredited Home Lenders, Inc., (“AHL”) or any of its affiliates, subsidiaries, parents or associates) in any form whatever from, or any person that has provided any service (excluding, however, any service provided by the director, in such person’s capacity as director as required by this Article IV) in any form whatever to AHL or any of its affiliates, subsidiaries, parents or associates, or (2) any person owning beneficially, directly or indirectly, any outstanding shares of common stock of AHL or any of its affiliates, subsidiaries or parents or (3) a stockholder, director, officer, employee, affiliate, associate, customer or supplier of, or any person that has received any benefit (excluding, however, any compensation received by such Independent Director, in such person’s capacity as director as required by this Article IV) in any form whatever from, or any person that has provided any service (excluding, however, any service provided by such Independent Director, in such person’s capacity as director as required by this Article IV) in any form whatever to, such beneficial owner or any of such beneficial owner’s affiliates or associates; provided, that, the ownership of up to 5% of any class of stock (other than stock of the Company) listed on a national securities exchange shall not prevent an individual from meeting the requirements of this Article IV; and provided, further, that, each such Independent Director may act as a director or officer of other special purpose corporations or special purpose entities.

(d) In the interim period between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors or the sole remaining director, though less than a quorum.

As used in this Certificate of Incorporation, the term “person” means a natural person, corporation or other entity, government, or political subdivision, agency, or instrumentality of a government; an “affiliate” of a person is a person that directly, or indirectly through one of more intermediaries, controls or is controlled by, or is under common control with, or owns, directly or indirectly, 50% or more of, the person specified; and the term “associate,” when used to indicate a relationship with any person, means (i) a corporation or organization of which such person is an officer, director or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person serves as trustee or in a similar capacity and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same place of residence as such person.

ARTICLE V.

The name and address of the incorporator is as follows:

Michael S. du Quesnay

Dewey Ballantine LLP

333 South Grand Avenue, #2600

Los Angeles, California 90071

ARTICLE VI.

The business in which the Company may engage and the powers which the Company may exercise are restricted exclusively to the following:

(i) to execute and deliver and to perform its obligations under any Mortgage Loan Purchase Agreement to be entered into with AHL or its affiliates (as such may be amended, supplemented or otherwise modified from time to time, a “Mortgage Loan Purchase Agreement”), to purchase or otherwise acquire mortgage loans and other transferred property (collectively, the “Purchased Assets”) from AHL or its affiliates, to execute and deliver and to perform its obligations under any amendments and/or supplements to any Mortgage Loan

Purchase Agreement, and to engage in any activities necessary, appropriate or convenient in connection with the rights and obligations of the Company under a Mortgage Loan Purchase Agreement and in connection with the acquisition of assets from AHL or its affiliates and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, relating to or contemplated by a Mortgage Loan Purchase Agreement or the acquisition of assets from AHL or its affiliates;

(ii) to own, hold, sell, dispose of, endorse, transfer and assign the Purchased Assets, including, without limitation, to grant a security interest in the Purchased Assets;

(iii) to engage in any activities necessary to hold, receive, exchange, sell, transfer, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownership or possession with respect to, all of the Company’s property, including, without limitation, the Purchased Assets and any property or interest which may be acquired by the Company as a result of any distribution in respect of the Purchased Assets and any property received by the Company as a capital contribution from AHL;

(iv) to execute, deliver, incur debt and other obligations and perform its obligations under any promissory note or other credit agreement to be entered into by and between AHL or its affiliates and the Company (as such may be amended, supplemented or otherwise modified from time to time, the “Promissory Note”), to execute and deliver, and to perform its obligations under, any amendments or supplements relating to the Promissory Note, and to engage in any activities necessary, appropriate or convenient, and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, relating to or contemplated by the Promissory Note; provided that it will be a condition precedent to the issuance of such Promissory Note that such Promissory Note include a standard non-petition clause, including a provision to the effect that the holder of such Promissory Note agrees not to join in any bankruptcy or insolvency filing against the Company;

(v) to become a beneficiary, and undertake all of the rights and obligations of a beneficiary under a trust agreement between the Company and the owner trustee and/or Delaware trustee listed therein (as such may be amended, supplemented or otherwise modified from time to time, a “Trust Agreement”);

(vi) to execute and deliver, and to perform its obligations under, the Trust Agreement, to sell or otherwise transfer all or any of the Purchased Assets to the related trust (a “Trust”), to execute and deliver, and to perform its obligations under, any amendments, supplements or assignments, reassignments or reconveyances of mortgage loans and other assets, to execute, deliver and perform its obligations under each other document related to the issuance of mortgage-backed notes and/or certificates by the related Trust and to engage in any activities necessary, appropriate or convenient, and to authorize, execute, deliver and perform any other agreement, notice or document, in connection with, or relating to, a Trust;

(vii) to acquire, hold, enjoy, sell or otherwise transfer and grant rights in all of the rights and privileges of any certificate, interest or other indicia of beneficial ownership issued by a Trust or any other person to the Company pursuant to any trust agreement, purchase agreement, transfer agreement, indenture or other document and transfer such certificate, interest or other indicia of beneficial ownership interest to another person;

(viii) to issue indebtedness that is recourse only to the mortgage loans, other Purchased Assets or retained interests or subordinated securities issued in securitization transactions contemplated by this Article VI and which, in each case, includes in the transaction agreements therefor a standard non-petition clause to the effect that such parties to the agreements agree not to file or join in any bankruptcy or insolvency filing against the Company;

(ix) to file one or more registration statements for the registration of mortgage-backed securities by the Company or by a Trust;

(x) to execute and deliver and to perform its obligations under any Underwriting Agreement, Initial Purchaser Agreement or Private Placement Agreement, or similar agreement for the placement or sale of mortgage-backed securities;

(xi) to engage in any activities necessary, appropriate or convenient, and to authorize, execute and deliver any agreement described above or any other agreement, notice or document (collectively, the “Basic Documents”), in connection with or relating to the activities described above, including the filing of any notices, applications, financing statements, and other documents necessary, advisable or convenient to comply with any applicable laws, statutes, rules and regulations; and

(xii) to engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

ARTICLE VII.

(a) No Director or, to the extent specified from time to time by the Board of Directors, officer of the Company will be liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the payment of dividends in violation of Section 173 of the Delaware General Corporation Law. No amendment or repeal of this Article VII applies to or has any effect on the liability or alleged liability of any Director or officer of this Company for or with respect to any acts or omissions of the Director or officer occurring prior to the amendment or repeal, except as otherwise required by law. In the event that Delaware law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article VII shall also be so amended to provide for the elimination or limitation of liability to the fullest extent permitted by Delaware law.

(b) The Company shall indemnify the officers and Directors of the Company to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended. In the event that the Delaware General Corporation Law is amended, after the filing of this Certificate of Incorporation, to authorize corporate action further eliminating or limiting the personal liability of an officer or Director, then the liability of an officer or director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

(c) The Company shall pay the expenses incurred by an officer or Director in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or Director to repay such amount if it should be ultimately determined that he/she is not entitled to be indemnified by the Company as authorized by Delaware General Corporation Law.

(d) Any amendment to or repeal of any of the provisions in this Article VII shall not adversely affect any right or protection of an officer or Director of the Company for or with respect to any act or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VIII.

(a) Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Company, the Company shall not do any of the following:

(i) except as provided in paragraph (b) below, consolidate or merge with or into any other entity or dissolve or transfer its properties and assets substantially as an entirety to any entity (other than to a Trust in connection with the transactions described in Article VI hereof), or, except as permitted by Article VI hereof, lend or advance any moneys to, or make an investment in, any person;

(ii) incur any indebtedness, or assume or guaranty any indebtedness of any other entity, other than indebtedness that is contemplated by Article VI hereof; and

(iii) without the affirmative vote of 100% of the members of the Board of Directors of the Company (including an affirmative vote of the Independent Director required by Article IV), make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce to the entry of an order for relief, or in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Company; provided, that if there shall not be the minimum number of Independent Directors required by Article IV of this Certificate of Incorporation then in office and acting, a vote upon any matter set forth in this Article VIII shall not be taken unless and until the minimum number of such Independent Directors meeting the requirements of Article IV of this Certificate of Incorporation shall have been elected.

(b) The provisions of subclause (i) of clause (a) of this Article VIII shall not be deemed to prevent or prohibit the Company from consolidating or merging with or into any other entity or conveying or transferring its properties and assets substantially as an entirety to any entity, provided, that:

(A) the entity (if other than the Company) formed or surviving the consolidation or merger or which acquires the properties and assets of the Company is organized and existing under the laws of the State of Delaware, expressly assumes the due and punctual payment of all obligations of the Company, including those obligations of the Company under each Basic Document and has Articles of Incorporation containing provisions substantially identical to the provisions of Articles IV, VI and this Article VIII; and

(B) immediately after giving effect to the transaction, no default or event of default has occurred and is continuing under any Basic Document, any indebtedness of the Company or any agreements relating to such indebtedness.

(c) In addition to the foregoing, the Company shall:

(A) maintain its own separate office, books and records and bank accounts;

(B) at all times hold itself out to the public and all other persons as a legal entity separate from AHL and any other person;

(C) file its own tax returns, if any, as may be required under applicable law, to the extent (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and pay any taxes so required to be paid under applicable law;

(D) except as contemplated by the Basic Documents, not commingle its assets with assets of any other person;

(E) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence;

(F) maintain separate financial statements;

(G) except as provided in the Basic Documents, pay its own liabilities only out of its own funds; provided, however, the foregoing shall not require AHL to make any additional capital contributions to the Company;

(H) maintain an arm’s-length relationship with its Affiliates and AHL;

(I) pay the salaries of its own employees, if any; provided, however, the foregoing shall not require AHL to make any additional capital contributions to the Company;

(J) not hold out its credit or assets as being available to satisfy the obligations of others;

(K) allocate fairly and reasonably any overhead for shared office space;

(L) use separate stationery, invoices and checks;

(M) other than as expressly permitted under the Basic Documents, not pledge its assets for the benefit of any other person;

(N) correct any known misunderstanding regarding its separate identity;

(O) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, the foregoing shall not require AHL to make any additional capital contributions to the Company;

(P) cause the Board to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware corporate formalities;

(Q) cause the Directors, officers, agents and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company; and

(R) include a standard non-petition clause in any transaction agreement with any person, to the effect that such person agrees not to join in any bankruptcy or insolvency filing against the Company.

ARTICLE IX.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Company is expressly authorized:

(a) To make, alter, amend or repeal the By-laws of the Company, except that such By-laws or any alteration, amendment or repeal thereof shall not in any manner impair the intent of, Articles IV, VI, VIII, this Article IX or Article X of this Certificate of Incorporation.

(b) To take, lease, purchase or otherwise acquire, and to own, use, hold, sell, convey, exchange, lease, mortgage or otherwise encumber, work, improve, develop, divide and otherwise handle, deal in, and dispose of real estate, real and personal property and any interest or right therein.

(c) To determine the use and disposition of any surplus and net profits of the Company, including the determination of the amount of working capital required, to set apart out of any of the funds of the Company, whether or not available for dividends, a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

(d) By a majority of the Board of Directors, to designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Company, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it; and no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, to authorize or take any action described in Articles VI, VIII and this Article IX, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease, or exchange of all or substantially all of the Company’s property and assets, recommending to the stockholders a dissolution of the Company or a revocation of a dissolution, or amending the By-laws of the Company; and no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

(e) When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Company, including its good will and its corporate franchise, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as the Board of Directors shall deem expedient for the best interests of the Company.

(f) To exercise, in addition to the powers and authorities hereinbefore or by law conferred upon it, any such powers and authorities and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the laws of the State of Delaware and of this Certificate of Incorporation and of the By-laws of the Company.

ARTICLE X.

Without (i) the affirmative vote of 100% of the members of the Board of Directors of the Company, including, without limitation, the affirmative vote of the Independent Director required by Article IV of this Certificate of Incorporation and (ii) the affirmative vote of the holders of 100% of the Common Stock outstanding, the Company shall not amend, alter, change or repeal Articles IV, VI, VIII, IX or this Article X; provided, however, that if the Independent Director required by Article IV of this Certificate of Incorporation is not then in office and acting, a vote upon any matter set forth in this Article X shall not be taken unless and until each such Independent Director meeting the requirements of Article IV of this Certificate of Incorporation shall have been elected and shall be present and acting at such vote.

ARTICLE XI.

The Company shall have perpetual existence.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the laws of the State of Delaware, as amended, do make this certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true and that I have accordingly hereunto affixed my signature this 9th day of July, 2007.

/s/ Michael S. du Quesnay
Incorporator